Exhibit 99.21

     Hydromer, Inc. Announces a Hydrogel for Evaluation in Wound
                 Dressings and Drug Delivery Systems


    BRANCHBURG, N.J.--(BUSINESS WIRE)--Oct. 17, 2006--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX), a New Jersey biotech company, is introducing its new patent pending hydrogel technology for use in wound dressings, drug delivery systems and cosmetic intermediates. These polymers, which can incorporate a wide variety of active ingredients in its unique carrier matrix, will initially be released to converters who have the most significant partnerships with industrial marketers for evaluation.

    "Our new line of hydrogels, patent pending, offers superiority in application, performance and ease of use over our previous hydrogels, marketed under Aquadapt(R) and Aquatrix(R)." said Manfred F. Dyck, President and CEO. "Unlike hydrocolloids, which are incorrectly marketed as 'hydrogels', our hydrogels are indeed that, having the ability to fully absorb water and the like, dehydrate and reconstitute to its original form. Our hydrogels do not disintegrate in a wound bed and would be an ideal wound dressing. With an appropriate coagulant, our hydrogels could be a suitable carrier for stopping massive bleeding in military and emergency first response units."

    This release contains forward-looking statements, including statements regarding Hydromer's developments in biopolymer molecular entities. These statements are subject to various risks and uncertainties that could cause actual evaluations of this polymer to differ from those anticipated. Clients, potential clients and investors are cautioned not to place undue reliance on any forward-looking statements in this release, and are strongly encouraged to review Hydromer's Annual Report on Form 10-K for the year ended June 30, 2006, which is on file with the Securities and Exchange Commission.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


    CONTACT: Hydromer, Inc.
             Manfred F. Dyck, 908-722-5000
             President and CEO